UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2010 (September 14, 2010)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)       (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On September 14, 2010, Net 1 UEPS Technologies, Inc. (the “Company”) entered into a share purchase agreement (the “Purchase Agreement”) with the owners of 98.73% of the outstanding share capital (the “Sellers”) of KSNET, Inc., a corporation organized under the laws of the Republic of Korea (“Korea”) to acquire all of the Sellers’ shares of KSNET. KSNET is a leading payment processor in Korea. Subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement, the Company will acquire all of such shares of KSNET capital stock for aggregate consideration of KRW 270 billion in cash (approximately $233 million, based on an exchange rate on September 15, 2010 of US$1 = KRW1,160), subject to a post-closing working capital adjustment. The Company will fund the transaction utilizing a combination of cash reserves and new debt facilities.

The completion of the acquisition is subject to the satisfaction of customary closing conditions, including the approval of the Fair Trade Commission of Korea. The Company expects that the transaction will close during the second quarter of fiscal 2011.

The Purchase Agreement includes customary representations, warranties and covenants by the parties and requires each of the Sellers to indemnify the Company for, among other things, breaches of the Sellers’ representations, warranties and covenants, subject to certain deductibles and limitations. The Sellers will deposit three percent (3%) of the aggregate purchase price into escrow to secure their indemnification obligations. The Purchase Agreement also provides for non-competition and non-solicitation covenants of the Sellers.

The foregoing summary of the Purchase Agreement is qualified in its entirety by the terms and conditions of the Purchase Agreement, which is filed as Exhibit 2.1 to this report, and is incorporated herein by reference. The Purchase Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the Company and the Sellers. The Purchase Agreement is not intended to provide any other factual information about the Company, either of the Sellers or KSNET. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement. In addition, such representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of any facts. Investors should read the Purchase Agreement with the other information concerning the Company and KSNET that the Company publicly files in reports and statements with the Securities and Exchange Commission.

Item 7.01. Other Events.

Attached as Exhibit 99.1 to this report is a press release dated September 16, 2010 issued by the Company announcing entry into the Purchase Agreement referred to in Item 1.01.

During a conference call scheduled to be held on September 17, 2010, the Company’s Chief Executive Officer and Chief Financial Officer will discuss the acquisition. A slide presentation that will be posted on the Company’s website and referenced during the conference call is included as Exhibit 99.2 to this report.

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Forward-Looking Statements

This report contains forward-looking statements relating to the acquisition of KSNET. All statements, other than statements of historical fact, included in this report are forward-looking statements that involve substantial risks and uncertainties. Actual results or events could differ materially from such forward-looking statements. Factors that might cause such differences include, but are not limited to: the risk that the Company’s business and the KSNET business will not be integrated successfully; the possibility that the expected synergies from the acquisition will not be realized, or will not be realized within the expected time period; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that the acquisition does not close; currency fluctuations between the KRW and the Company’s functional or reporting currency before the closing date; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

2.1	Share Purchase Agreement, dated as of September 14, 2010, by and among the Company, Payment Services Asia LLC and H&Q NPS Van Investment, Ltd.
99.1	Press release issued September 16, 2010.
99.2	Net1 Announces Acquisition of KSNet Slideshow presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: September 17, 2010	By: /s/ Herman Gideon Kotzé
Herman Gideon Kotzé
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Purchase Agreement, dated as of September 14, 2010, by and among the Company, Payment Services Asia LLC and H&Q NPS Van Investment, Ltd.
99.1	Press release issued September 16, 2010.
99.2	Net1 Announces Acquisition of KSNet Slideshow presentation